Report of Independent Registered Public Accounting Firm




To the Board of Trustees of
The Putnam Funds and the Board
of Directors of Putnam Fiduciary Trust Company

We have examined management assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that The Putnam Funds (the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of October 27, 2006. Management is responsible for the Fund compliance with those requirements. Our responsibility is to express an opinion on management assertion about the Fund compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Fund compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 27, 2006, and with respect to agreement of security purchases and sales, for the period from September 29, 2006 (the date of our last examination), through October 27, 2006:

-	Obtained confirmation of all securities recordkept at banks
with whom the custodian and the Funds have contracted to provide sub-custodian services including Mellon Bank, State
Street Bank & Trust, Brown Brothers Harriman & Co., United
Missouri Bank, JP MorganChase, and Citibank;

-	Reconciled all such securities to the books and records of the
Funds and the sub-custodian;

-	Confirmed with brokers or inspected documentation for selected securities purchased but not received;

-	Examined the internal controls surrounding security purchases and security sales or maturities from the books and records of the Funds since our last report.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund compliance with specified requirements.

In our opinion, management assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 27, 2006 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees of The Putnam Funds, the Board of Directors and management of Putnam Fiduciary Trust Company, the Securities and Exchange Commission, and the Independent Registered Public Accounting Firms of the Funds and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP



October 27, 2006





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